Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix: Stryker Warren, Jr., CEO (763) 475-1400

UROLOGIX REPORTS REVENUE GROWTH OVER PRIOR PERIODS IN FIRST

QUARTER OF FISCAL YEAR 2010

–	Revenue Increased 45% over the same period of the prior year
–	Revenue Increased 12% over the prior quarter

MINNEAPOLIS — October 27, 2009 — Urologix®, Inc. (NASDAQ:ULGX), a medical device company focused on developing, manufacturing and marketing Cooled ThermoTherapy™ urology treatment catheters that provide a durable and effective office-based alternative to drugs or surgery for patients suffering from benign prostatic hyperplasia (BPH), today reported financial results for the fiscal 2010 first quarter ended September 30, 2009.

2010 First Quarter Financial Results

Revenue for the first quarter was $3.9 million, or 45 percent more than the $2.7 million reported in the same period of fiscal 2009. Revenue was 12 percent more than the $3.4 million reported in the fourth quarter of fiscal 2009. The increase in revenue over both the first quarter and fourth quarter of fiscal 2009 is due to increased sales in all distribution channels: Urologix mobile service, direct and third-party mobile services.

“We believe Urologix’ results this quarter are reflective of the ability to leverage our improved clinical sales capabilities, improved mobile efficiency, 5 year durability data and our newest cooled microwave catheter technology, the CTC Advance®. These strengths enabled Urologix to accelerate market share growth in the quarter during an interruption of supply of a competitor’s product. Aside from the competitive conversions in the first quarter, we continued to see the increased strength of our business from our current customers. We have reminded the urology market that Urologix is the reliable choice: reliable product, reliable people and reliable outcomes, stated Stryker Warren Jr., CEO.

Net loss for the first quarter was $677,000, or a loss of $0.05 per diluted share. This compares to a net loss of $1.3 million or $0.09 per diluted share for the first quarter of fiscal 2009, and a loss of $876,000 or $0.06 per diluted share in the fourth quarter of fiscal 2009.

Cash utilization for the quarter ended September 30, 2009 was $1,043,000, a 43 percent reduction from the cash utilization of the prior year first fiscal quarter, and a 73 percent increase from the cash utilization in the fourth quarter of fiscal 2009. As described in the prior quarter earnings call, this sequential increase in cash utilization for the first quarter of fiscal 2010 was expected due to the timing of payments for annual expenses. The Company’s cash balance was $6.0 million as of September 30, 2009, which management considers sufficient to fund working capital and capital resource needs beyond fiscal year 2010.

In the first quarter of fiscal year 2010, revenue derived from the Urologix mobile service represented 45 percent of overall revenue, compared to 48 percent in the fourth quarter of fiscal 2009. This was the fourth consecutive quarter of sequential growth in the Urologix mobile treatment volume. Revenue from catheter sales to direct accounts contributed 33 percent of overall revenue in the first quarter of fiscal 2010, as compared to 36 percent in the fourth quarter of fiscal 2009. Third party mobile revenue represented approximately 19 percent of overall revenue in the first quarter of fiscal 2010, five percentage points higher than the 14 percent of revenue reported in the prior quarter. In the first quarter, the Company achieved its second consecutive quarter with sequential growth in all distribution channels: Urologix mobile services, direct and third-party mobile services.

Gross profit for the first quarter of fiscal 2010 was $2.1 million, or 55 percent of revenue, compared to $1.2 million or 44 percent of revenue for the first quarter of fiscal 2009 and $1.8 million or 52 percent of revenue in the fourth quarter of fiscal 2009. The increase in gross margin compared to prior periods is primarily due to increased production volumes in response to increased demand.

Operating expenses increased $362,000, or 15 percent, when compared to the first quarter of fiscal 2009 primarily due to the $396,000 sales tax reserve reversal in the first quarter of fiscal 2009. Excluding the sales tax reversal, operating expenses would have remained relatively flat year over year. Operating expenses increased $97,000, or 4 percent when compared with the fourth quarter of fiscal 2009 due to the timing of certain items related to our fiscal year-end reporting.

“We will continue to emphasize the comparative differences in the office-based BPH treatment choices and to solidify the commitment from our current customers and new customers to high quality high energy, Cooled ThermoTherapy™. While in the short term we plan to continue to capture market share, our longer term goal is to expand the market. Multiple urologists have expressed their view to us that a significant segment of the patient population on chronic BPH drugs is being underserved by long term medication. Urologix can offer patients a safe and durable BPH treatment that has favorable economics compared to drugs or surgery without the side effect or complication profile. Our goal is to continue to invest to build our market through expanding the capabilities of our technology and educating patients and providers, both the urologist and referring physicians, to the choices that they have to manage this chronic condition,” stated Stryker Warren, Jr., CEO.

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal 2010 first quarter results on Tuesday, October 27, 2009 at 4:00 p.m. Central Daylight Time. To listen to the call, please dial 1-866-783-2143 and enter the Participant Passcode 50068778 at least 10 minutes prior to the call. A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave® , Targis® and Prostatron® control units and the CTC Advance™, Cooled ThermoCath® , Targis® and Prostaprobe® catheter families. All of Urologix’ products utilize Cooled ThermoTherapy™ - targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort - and provide safe, effective, lasting relief of the symptoms of BPH.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s working capital and capital resource needs and future revenue and operating performance, statements about the Company’s ability to develop and market new products, and statements about the Company-owned Cooled ThermoTherapy mobile service. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 and other documents filed with the Securities and Exchange Commission.

Urologix, Inc.

Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,
	2009	2008

Sales	$3,853	$2,655
Cost of goods sold	1,715	1,484

Gross profit	2,138	1,171

Costs and expenses:
Selling, general and administrative	2,371	1,829
Research and development	442	622
Amortization of identifiable intangible assets	6	6

Total costs and expenses	2,819	2,457

Operating loss	(681)	(1,286)
Interest income	—	46

Loss before income taxes	(681)	(1,240)

Income tax expense/(benefit)	(4)	34

Net loss	$(677)	$(1,274)

Net loss per common share–basic	$(0.05)	$(0.09)

Net loss per common share–diluted	$(0.05)	$(0.09)

Weighted average number of common shares outstanding—basic	14,420	14,383

Weighted average number of common shares outstanding—diluted	14,420	14,383

Urologix, Inc.

Balance Sheets

(Unaudited, in thousands)

	Sept. 30, 2009	June 30, 2009
ASSETS
Current assets:
Cash and cash equivalents	$5,989	$7,032
Accounts receivable, net	2,000	1,505
Inventories	1,281	1,407
Prepaids and other current assets	297	80

Total current assets	9,567	10,024

Property and equipment:
Property and equipment	11,847	11,788
Less accumulated depreciation	(10,531)	(10,380)

Property and equipment, net	1,316	1,408
Other assets	509	566
Identifiable intangible assets, net	137	143

Total assets	$11,529	$12,141

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$580	$462
Accrued compensation	676	791
Deferred income	209	210
Other accrued expenses	573	598

Total current liabilities	2,038	2,061
Deferred income	109	155

Total liabilities	2,147	2,216

Shareholders’ equity:
Common stock	144	144
Additional paid-in capital	114,044	113,910
Accumulated deficit	(104,806)	(104,129)

Total shareholders’ equity	9,382	9,925

Total liabilities and shareholders’ equity	$11,529	$12,141

Urologix, Inc.

Condensed Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended September 30,
	2009	2008
Operating Activities:
Net loss	$(677)	$(1,274)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	218	287
Loss on disposal of assets	2	—
Provision for bad debts	9	1
Employee stock-based compensation expense	126	117
Change in operating items:
Accounts receivable	(504)	371
Inventories	42	(92)
Prepaids and other assets	(160)	(138)
Accounts payable	118	(180)
Accrued expenses and deferred income	(187)	(910)

Net cash used for operating activities	(1,013)	(1,818)

Investing Activities:
Purchase of property and equipment	(38)	(16)

Net cash used for investing activities	(38)	(16)

Financing Activities:
Proceeds from stock option exercise	8	—

Net cash provided by financing activities	8	—

Net decrease in cash and cash equivalents	(1,043)	(1,834)
Cash and cash equivalents:
Beginning of period	7,032	11,031

End of period	$5,989	$9,197

Supplemental cash-flow information

Income taxes paid during the period	$4	$21
Net amount of inventory transferred to property and equipment	$84	$99